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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of our reports dated February 3, 2000, except for the portion of Note 11 discussing drugstore.com to which the date is February 14, 2000, the portion of Note 3 discussing Premier Health Exchange, LLC to which the date is March 6, 2000 and the portion of Note 1 discussing the two and one-half-for-one Common Stock split to which the date is ___________, 2000 relating to the financial statements of medibuy.com, Inc., and of our reports dated November 5, 1999 relating to the financial statements of PartNET, Inc., both of which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

San Diego, California
March 21, 2000